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                                                                    Exhibit 4.51

    FIFTH AMENDMENT TO CONTRACT ON PROCUREMENT OF TELKOM-2 SATELLITE NO.K.TEL
                  109/HK.920/UTA-00/2005, DATED 30 AUGUST 2005

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Parties:                1.  TELKOM; and

                        2.  Orbital Sciences Corporation ("CONTRACTOR").

Preceding Agreements:   1.  Main agreement - No.K.TEL.191/HK.810/UTA-00/2002
                            dated 24 October 2002;

                        2.  Amendment No. 1 - No.K.TEL.260/HK.820/UTA-00/2003
                            dated 15 December 2003;

                        3.  Amendment No. 2 - No.K.TEL.66/HK.920/UTA-00/2004
                            dated 31 March 2004;

                        4.  Amendment No. 3 - No.Tel.248/HK.930/UTA-00/2004
                            dated 29 October 2004;

                        5.  Amendment No. 4 - No. K.Tel.27/HK.920/UTA-00/2005
                            dated 21 February 2005.

Amended Provisions:     1.  Appendix M, Payment Milestone Schedule, of
                            Amendment No.4;

                        2. Article 1.27 of Terms and Conditions of the Contract to become as follows: "TRAFFIC TRANSFER shall mean transferring of the entire traffic of Palapa B4 to the TELKOM-2 Satellite as well as TELKOM traffic from TELKOM-1 and CHINASTAR as set fort in the Statement of Work, Appendices A, B and
                            D. Traffic Transfer shall commence within THREE
                            (3) days of Final Acceptance or Qualified
                            Acceptance of the TELKOM-2 Satellite and arrival at the final orbit location and shall be completed no later than TEN (10) calendar days thereafter";

                        3. To amend Article 1.e of Appendix A, Statement of Work, of the contract to become: "Support the transfer of traffic from PALAPA-B4 as well as TELKOM Traffic on TELKOM-1 and CHINASTAR to TELKOM-2";

                        4. Article 3.4 of Appendix A, Statement of Work to become: "These activities shall be based on Test Plan and Product Assurance Plan requirements specified in Contract Appendices E and F. The CONTRACTOR shall be fully responsible for all satellite operations since separation from the last stage of the launch vehicle to the beginning of on-station operations, including in-orbit acceptance testing, and collocation operation during Traffic Transfer from PALAPA-B4 and TELKOM traffic.
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                            from TELKOM-1 and CHINASTAR to the TELKOM-2
                            satellite;

                            The CONTRACTOR and the PURCHASER shall utilize the Augmented master Control Station to support eastern hemisphere portion of the transfer orbit operation and in-orbit acceptance testing of TELKOM-2 Satellite. The CONTRACTOR shall manage the handover of stationkeeping operations to the PURCHASER after completion of Traffic Transfer;

                            The CONTRACTOR shall accommodate active
                            participation of the PURCHASER's personnel during launch and transfer orbit activities. Since the TELKOM-2 Satellite will be located in the same orbital position where the PALAPA-B4 Satellite is still in operation, the CONTRACTOR shall carry out TELKOM-2 in-orbit acceptance tests at a position designated by the PURCHASER and support the conduct of Traffic Transfer from PALAPA-B4, TELKOM-1 and Chinastar to TELKOM-2, as set forth in Article 1.27 of the Contract Terms and Conditions. The CONTRACTOR with participation of the PURCHASER shall carry out these activities";

                        5. Article 2.1.3 of Appendix B, System Specification, of the Amendment No. 2 to become: "The satellite shall have a guaranteed operational service lifetime of 15 years. The considered period of operation shall start at the date the satellite is located at its designated orbital location and traffic transfer has been completed as set forth in Article 1.27 of the Contract Terms and Conditions. Design of all units must allow a sufficient probability of survival of the satellite after 15 years of in-orbit operation. Enough redundancy must be provided and sufficient margins against degradations should be taken;

                            The definition of satellite survival and the required probability of survival are given in section 2.2. The initial propellant loading shall be sufficient for the orbit maneuver life as specified in the TELKOM-2 Bus Performance Specification";

                        6. Article 1.2.3 of Appendix D, Bus Performance Specification, of the Amendment No.2, to become:
                            "The orbital service life is defined as the span of time, starting at the moment of completion of Traffic Transfer as set forth in article 1.27 of the Contract Terms and Conditions, over which the bus can perform all attitude and orbit control maneuvers, so as to meet the specified antenna pointing accuracy".
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